                                  EXHIBIT 99.2

                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                             BARLOW PARTNERS, L.P.


       This Agreement of Limited Partnership of Barlow Partners, L.P. (the "Agreement"), is entered into by and between George Murnane III as the general partner (the "General Partner") and Jonathan G. Ornstein, Alexius A. Dyer III and James E. Swigart as the limited partners (the "Limited Partners"). The General Partner and the Limited Partners shall be collectively referred to as the "Partners" and individually as a "Partner."

       In consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partner and the Limited Partners agree as follows:


                                   ARTICLE I

                                   FORMATION

       1.1   AGREEMENT.  The Partners hereby establish Barlow Partners,
L.P. as a limited partnership (the "Partnership") pursuant to the Texas Revised Limited Partnership Act, Texas Revised Civil Statutes, Article 6132a-1 (the "Act").

       1.2 FILING. The General Partner shall execute and file on behalf of the Partners and the Partnership an appropriate Certificate of Limited Partnership with the Secretary of State of Texas.

       1.3 OFFICE ADDRESS, REGISTERED OFFICE AND AGENT. The principal place of business and the principal office of the Partnership will be 65 East 96th Street, Apt. 14A, New York, New York or at such other place as is determined by the General Partner. The registered agent and registered office of the Partnership will be CT Corporation System, 350 North St. Paul Street, Dallas, Texas 75201.


                                   ARTICLE II

                 NAME, BUSINESS, TERM AND PARTNERSHIP INTERESTS

       2.1 PARTNERSHIP NAME. The business of the Partnership shall be conducted under the name "Barlow Partners, L.P."

       2.2 CHARACTER OF BUSINESS. The principal business of the Partnership will be to acquire, own, hold for investment, purchase, deal in, and ultimately to sell or otherwise dispose of securities issued by CCAIR, Inc. (the "Securities"), and, with the unanimous written consent of the Partners, equity securities and debt instruments issued by other issuers.
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       2.3    TERM.  The term of the Partnership shall be for a period of ten years unless earlier dissolved and liquidated as provided in this Agreement.

       2.4 PARTNERSHIP INTERESTS. The Partners' percentage interests in the income, gains, losses, deductions, voting rights and distributions, as may be affected by the terms of this Agreement (the "Partnership Interests") are as set forth on Schedule I attached hereto, as the same may be amended from time to time.


                                  ARTICLE III

                             CAPITAL CONTRIBUTIONS

       3.1 CAPITAL CONTRIBUTIONS. Upon the execution of this Agreement, each Partner shall contribute to the Partnership the consideration set forth opposite his name as set forth on Schedule I attached hereto. No interest shall be paid by the Partnership by reason of any capital contribution made by a Partner, whether consisting of property, services or cash. Except as otherwise provided in this Agreement, each Partner shall be entitled to withdraw from the Partnership and to demand the return of all or any part of his or its contribution to the capital of the Partnership. The withdrawal of a Partner from the Partnership shall not effect the dissolution of the Partnership so long as, after such withdrawal, (i) the Partnership continues to have at least two Partners or (ii) the Partnership has only one remaining Partner and such remaining Partner elects to continue the business of the Partnership and admits at least one additional Person as a Partner of the Partnership.

       3.2 ADDITIONAL CONTRIBUTIONS. No Partner shall be required to make any additional capital contributions to the Partnership. By unanimous written consent of the Partners, the Partners may contribute additional capital to the Partnership in the amounts as agreed upon by the Partners and Schedule I shall be amended to reflect such additional contributions.

       3.3 CAPITAL ACCOUNTS. The Partnership shall establish and maintain a capital account ("Capital Account") for each Partner in accordance with Section 704(b) of the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations Section 1.704-1(b)(2)(iv). Except as otherwise provided in this Agreement, the Capital Account balance of each Partner shall be credited (increased) by (i) the amount of cash contributed by such Partner to the capital of the Partnership, (ii) the fair market value of property contributed by such Partner to the capital of the Partnership (net of liabilities secured by such property that the Partnership assumes or takes subject to under Code Section 752), and (iii) such Partner's allocable share of Partnership income and gain (or items thereof) including income and gain exempt from federal taxation and income and gain attributable to adjustments to reflect book value pursuant to Regulations' Section 1.704-1(b)(2)(iv)(g), but excluding income and gain attributable to tax items which differ as a result of the revaluation of Partnership property as described in Regulations' Section 1.704-1(b)(4), and the Capital Account balance of each Partner shall be debited (decreased) by (i) the amount of cash distributed to such Partner, (ii) the fair market value of property distributed to such Partner (net of liabilities secured by such property which the Partner assumes or takes subject to under Code Section 752), (iii) such Partner's allocable share of expenditures of the





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Partnership described in Code Section 705(a)(2)(B), and (iv) such Partner's allocable share of Partnership losses, depreciation and other deductions (or items thereof) including loss and deduction attributable to adjustments to reflect book value pursuant to Regulations' Section 1.704-1(b)(2)(iv)(g) but excluding expenditures described in (iii) above and loss or deduction attributable to tax items which differ as a result of the revaluation of Partnership property as described in Regulations' Section 1.704-1(b)(4)(i) and
(ii). Notwithstanding the foregoing, a Partner's Capital Account shall not be adjusted to reflect gain or loss attributable to the disposition of property contributed by such Partner to the extent such Partner's Capital Account reflected such inherent gain or loss in the property on the date of its contribution to the Partnership.


                                   ARTICLE IV

                               INCOME AND LOSSES

       4.1 ACCOUNTING RECORDS. The Partnership shall keep books and records, on the accrual basis, which shall be open for inspection and copying by any Partner, in accordance with generally accepted accounting principles. The fiscal year of the Partnership shall be the calendar year.

       4.2 PROFITS AND LOSSES. All income, gains, losses and deductions of the Partnership shall be allocated, for financial accounting and tax purposes, among the Partners in accordance with their Partnership Interests.

       4.3 DISTRIBUTIONS TO PARTNERS. Except upon liquidation as provided in Section 7.2, all distributions of cash or property of the Partnership to the Partners shall be made in accordance with their Partnership Interests. The timing of all distributions of Partnership income and capital shall be as unanimously agreed upon by the Partners.

       4.4 SECTION 704(C) ALLOCATIONS. Notwithstanding anything to the contrary contained herein, items of income, gain, loss and deduction with respect to property, other than cash, contributed to the Partnership by a Partner, shall be allocated among the Partners so as to take into account the variation between the basis of the property to the Partnership and its fair market value at the time of contribution as provided in Section 704(c) of the Code and Regulations thereunder and Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

       4.5 LIMITATIONS ON ALLOCATIONS. Notwithstanding the provisions contained in Sections 4.2 through 4.4 of this Agreement, should any provision conflict with the provisions contained in Treasury Regulations Section 1.704-1(b)(iv), the provisions of said Treasury Regulations shall apply so as to cause the Partnership's provisions relating to allocations and distributions to be in compliance with such Regulations.





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                                   ARTICLE V

                                   MANAGEMENT

       5.1 POWERS AND DUTIES. The General Partner shall be responsible for the operation and management of the business of the Partnership, and, except as otherwise expressly provided in this Agreement, shall possess all rights and powers generally conferred by applicable law. However, notwithstanding anything to the contrary, no Partner, including the General Partner, has the right or the power to do any of the following on behalf of the Partnership unless and until the same has been authorized by the unanimous written consent of the Partners:

              (a) The merger or consolidation of the Partnership with any other partnership, whether foreign or domestic;

              (b) Any financing (including renewals, modifications or extensions thereto) or refinancing;

              (c) The issuance by the Partnership of additional Partnership Interests;

              (d)    The admission to the Partnership of additional Partners;

              (e)    The sale or disposition of any asset of the Partnership;
       and

              (f)    The dissolution and termination of the Partnership.

       5.2 COMPENSATION OF PARTNERS. No Partner shall receive compensation for the services it performs for the Partnership. However, each Partner shall be reimbursed for actual substantiated expenditures incurred in administration of the Partnership's business.

       5.3    INDEMNIFICATION.  Upon the determination as set forth in Section
11.06 of the Act that such indemnification is permissible under Section 11.02 of the Act, the Partnership (but not the Partners, directly or indirectly) hereby indemnifies and holds harmless any person who is or was a Partner (and its affiliates) against any and all losses, costs, expenses (including reasonable attorneys' fees), penalties, taxes, fines, settlements, damages and judgments resulting from the fact the Partner was, is or is threatened to be named a defendant or respondent in a legal proceeding because such party was or is a Partner in the Partnership, even if such losses, costs and expenses are attributable to the Partner's negligence. However, this indemnification shall only be effective if the Partner (i) acted in good faith, (ii) reasonably believed that in instances that the Partner was acting in its official capacity that its conduct was in the Partnership's best interest and in all other instances that the Partner's conduct was not opposed to the Partnership's best interests, and (iii) in a criminal proceeding, had no cause to believe its conduct was unlawful. Notwithstanding the foregoing, this indemnification shall not be applicable to a legal proceeding in which the Partner is found liable for intentional misconduct, gross negligence or fraud in the performance of the Partner's duty to the Partnership or the other Partners.





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       5.4    TAX MATTERS PARTNER.  The General Partner is hereby designated the "tax matters partner" of the Partnership and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities. The Partnership will reimburse the General Partner for all expenses incurred by it while acting as the "tax matters partner".

       5.5 TAX RETURNS. The General Partner shall cause to be prepared and delivered to the Partners on or before seventy-five (75) days following the end of each fiscal year, at the expense of the Partnership, all federal and any required state and local income tax returns for the Partnership for the preceding fiscal year. If the Partnership's income tax returns are audited, the General Partner shall retain, at the expense of the Partnership, accountants and other professionals to participate in such audit in order to contest assertions by the auditing agent that may be materially adverse to the Partners.

       5.6 BANK ACCOUNTS. The General Partner, in the name of the Partnership, shall open and maintain a special bank account for accounts in a bank or savings and loan association, the deposits of which are insured by an agency of the United States government, in which shall be deposited all funds of the Partnership. There shall be no commingling of the property and assets of the Partnership with the property and assets of any other person.

       5.7 SUBSTITUTE AND ADDITIONAL GENERAL PARTNERS. To the extent permitted under Texas law, the General Partner may, with the consent of at least a Majority in Interest of the Partners, at any time designate additional Persons to be General Partners, whose interest in the Partnership shall be such as shall be agreed upon by the General Partner and such additional General Partners, so long as the Partnership Interest of the Limited Partners shall not be affected thereby.

                                   ARTICLE VI

                             TRANSFER OF INTERESTS

       6.1 GENERAL PROHIBITION. No Partner may sell, assign, transfer, encumber or otherwise dispose of its Partnership Interest (a "Transfer"), or any part thereof, without the prior written consent of the other Partners.

       6.2 EFFECT OF ARTICLE. Any purported Transfer of Partnership Interest consummated in violation of this Article shall be null and void and of no force or effect. Any transferee acquiring an interest in the Partnership shall acquire the same subject to all the terms and provisions of this Agreement.





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                                  ARTICLE VII

                          DISSOLUTION AND LIQUIDATION

       7.1 DISSOLUTION. The Partnership shall dissolve upon the expiration of its term as set forth in Section 2.3 above, or if sooner upon the happening of one of the following events: (a) any event which, in the unanimous opinion of the Partners, would make it in the best interests of the Partnership to be dissolved; (b) the bankruptcy of the General Partner; or (c) the sale of all or substantially all of the assets of the Partnership, and the receipt of all payments with respect to such sale.

       7.2 WINDING UP. Upon dissolution, the General Partner shall proceed diligently to wind up the business and affairs of the Partnership, allocate income and loss among the Partners and distribute its properties and assets, if any. Distributions to Partners upon the liquidation of the Partnership shall be made pro rata in accordance with the Partners' positive capital account balances. Unless the Partners unanimously agree otherwise, the proceeds received by the Partnership from the sale of the Securities shall be distributed to the Partners in accordance with the Partner's positive capital account balances.

       7.3 DEFICIT CAPITAL ACCOUNT BALANCES. Upon liquidation of the Partnership, no Partner with a deficit balance in its capital account shall have any obligation to restore such deficit balance, or to make any contribution to the capital of the Partnership, except to the extent such Partner is personally liable to make contributions to the capital of the Partnership pursuant to Article III of this Agreement.

       7.4    SALES.

              (a) Notwithstanding any other provision herein to the contrary, in the event a Partner has the right to request the distribution to such Partner of Securities held by the Partnership, such distribution will (i) be made only if permitted in accordance with the provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, any state securities laws and any rules under the foregoing (the "Securities Laws") and then only in a manner consistent with any requirements imposed by the Securities Laws and (ii) to the extent required, the Securities so distributed shall remain subject to the applicable Securities Laws.

              (b) Notwithstanding any provision herein to the contrary, the Partnership shall not be permitted to sell or distribute any of its Securities at any time if such sale or distribution would violate any applicable Securities Laws.





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                                  ARTICLE VIII

                                 MISCELLANEOUS

       8.1 AMENDMENTS. This Agreement may be amended or restated by an instrument executed by all Partners.

       8.2 POWER OF ATTORNEY. The General Partner is hereby irrevocably appointed and constituted the true and lawful attorney-in-fact for each of the Partners, with full power and authority, on behalf and in the name of each of the Partners, to execute, acknowledge, swear to and file any instrument required to be filed to reflect an amendment to this Agreement. The power of attorney granted by each of the Partners to the General Partner under this
Section 8.2 is a special power of attorney coupled with an interest and is irrevocable, and may be exercised by the General Partner; and such power of attorney shall survive the death or legal disability of the Partners and any assignment or abandonment of his interest in the Partnership or his withdrawal from the Partnership.

       8.3 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

       8.4 SUCCESSORS AND ASSIGNS. The provisions of this Agreement, including any amendments hereto, shall be binding upon and shall inure to the benefit of the Partners and their respective beneficiaries, legal representatives, successors and assigns.

       8.5 NOTICE OF INDEMNIFICATION. THE PARTIES TO THIS AGREEMENT HEREBY ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT CONTAINS CERTAIN INDEMNIFICATION PROVISIONS PURSUANT TO SECTION 5.3.

       8.6 OTHER ACTIVITIES. Any Partner may engage or possess an interest in other business ventures of every nature and description, independently or with others, and neither the Partnership nor any of the other Partners shall have any right by virtue of this Agreement in and to such other ventures or the income or property derived therefrom.

       8.7 COUNTERPARTS. This Agreement, and any amendments hereto, may be executed in counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument.





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       IN WITNESS WHEREOF, this Agreement was executed the 19th day of December
1996.



                                         GENERAL PARTNER:
                                         ---------------



                                           /s/ George Murnane III
                                         ---------------------------------------
                                         George Murnane III



                                         LIMITED PARTNERS:
                                         ----------------



                                           /s/ Jonathan G. Ornstein
                                         ---------------------------------------
                                         Jonathan G. Ornstein


                                           /s/ Alexius A. Dyer III
                                         ---------------------------------------
                                         Alexius A. Dyer III


                                           /s/ James E. Swigart
                                         ---------------------------------------
                                         James E. Swigart






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                                   SCHEDULE I


Name and Address of Partner        Capital Contribution      Percentage Interest
---------------------------        --------------------      -------------------

General Partner
---------------

George Murnane III                     20,000 shares                 3.92
65 East 96th Street, Apt. 14A          of Common Stock
New York, New York  10128              of CCAIR, Inc.

Limited Partners
----------------

Alexius A. Dyer III                    20,000 shares                 3.92
481 Manor Ridge Drive                  of Common Stock
Atlanta, Georgia  30305                of CCAIR, Inc.

Jonathan G. Ornstein                   370,200 shares               72.56
7400 Gainey Club Drive                 of Common Stock
Unit 140                               of CCAIR, Inc.
Scottsdale, Arizona  85258

James E. Swigart                       100,000 shares               19.60
rue de Percke, 127                     of Common Stock              _____
1180 Brussels                          of CCAIR, Inc.
Belgium                                                              100%